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                                                                   EXHIBIT 99

                               CENDANT CORPORATION
                 TO REDUCE VALUATION OF MORTGAGE SERVICING ASSET

                       Company Adopts New Valuation Model

              Will Result in a Non-Cash Reduction in Third Quarter
             Adjusted Earnings of $175 Million, or $0.17 per Share,
        Principally Reflecting Increased Mortgage Prepayment Expectations

         Reduction Partially Offset by Strength of Other Business Units

           Company Now Expects Adjusted EPS of $0.28 in Third Quarter
                     Compared to Prior Expectation of $0.42

               Fourth Quarter 2002 Adjusted EPS Outlook Unchanged

         Full Year 2003 Preliminary Adjusted EPS Forecast $1.55 to $1.60

NEW YORK, NY, SEPTEMBER 25, 2002 - Cendant Corporation today announced that it's earnings will be reduced by approximately $175 million, or $0.17 per share, in third quarter 2002 due to a non-cash write-down of the carrying value of its mortgage servicing rights (MSR) asset, which is the capitalized value of expected future servicing earnings.

The impact of this reduction in earnings is partially offset by strength in other Cendant business units. As a result, the Company's forecast for third quarter Adjusted EPS has been reduced from $0.42 to $0.28 per share. Cendant's previously announced projection for fourth quarter 2002 Adjusted EPS of $0.29 is unchanged. For 2003, the Company's preliminary Adjusted EPS expectation is $1.55 to $1.60. As a result of the revision to the Company's third quarter forecast, the Adjusted EPS from continuing operations for 2002 is now expected to be $1.26.

In the third quarter, a steep decline in the interest rates on ten-year Treasury Notes and 30-year mortgages has resulted in the lowest interest rate levels in 41 years. As a result, the Company said, mortgage loan prepayments and refinancings by homeowners have increased to record levels. This rise in mortgage prepayments has, in turn, caused Cendant to determine that its MSR asset will be reduced in accordance with generally accepted accounting principles (GAAP), which require a revaluation to the lower of cost or market value at each quarter end.

"Based on the unprecedented amount of refinancing caused by historically low interest rates, it now appears that the models we have used to value the MSR asset in the past are not as effective in estimating the volume of prepayments and refinancings that are occurring in this new environment. While the level of prepayment activity of our servicing portfolio remains below the industry average, our existing valuation model and the risk management strategies used to hedge against reductions in interest rates under-estimated

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the velocity of refinancing due to the rate shocks experienced in the last 30 to
40 days. As a result, we are adopting a recently released valuation model and revising certain of our assumptions in order to better reflect the sensitivity of our MSR asset value to consumer behavior," said Kevin M. Sheehan, Cendant's Chief Financial Officer. "With our continuing risk management activities, and the adoption of the new valuation model with revised assumptions, we believe the Company has enhanced its ability to value our MSR portfolio."

The charge reflects both the adoption of the new valuation model and an adjustment to the value under the existing model due to the lower interest rates. However, the Company is currently benefiting, and will continue to benefit, from the increase in refinancing activity, as mortgage originations remain at record levels.

Cendant will announce its third quarter results on Monday, October 21 after the market close and will host an investor conference call to discuss third quarter results on Tuesday, October 22 at 11 a.m. (EDT). Investors may access the call live at www.cendant.com or by dialing 913-981-4900.

Adjusted EPS excludes items that are of a non-recurring or unusual nature, including acquisition and integration related costs consisting primarily of the non-cash amortization of the pendings and listings intangible asset from real estate brokerage acquisitions and securities litigation costs. Adjusted EPS is a non-GAAP measure, but the Company believes that it is useful to assist investors in gaining an understanding of the trends and results of operations for the Company's core business. Adjusted EPS should be viewed in addition to, and not in lieu of, the Company's reported results.

Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 70,000 employees, New York City-based Cendant provides these services to businesses and consumers in over 100 countries.

More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company's Web site at www.cendant.com or by calling 877-4-INFOCD (877-446-3623).

STATEMENTS ABOUT FUTURE RESULTS MADE IN THIS RELEASE CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE BASED ON CURRENT EXPECTATIONS AND THE CURRENT ECONOMIC ENVIRONMENT. THE COMPANY CAUTIONS THAT THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS. IMPORTANT ASSUMPTIONS AND OTHER IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS ARE SPECIFIED IN CENDANT'S FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 2002.

SUCH FORWARD-LOOKING STATEMENTS INCLUDE PROJECTIONS. SUCH PROJECTIONS WERE NOT PREPARED IN ACCORDANCE WITH PUBLISHED GUIDELINES OF THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS OR THE SEC REGARDING PROJECTIONS AND FORECASTS, NOR HAVE SUCH PROJECTIONS BEEN AUDITED, EXAMINED OR OTHERWISE REVIEWED BY INDEPENDENT AUDITORS OF CENDANT OR ITS

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AFFILIATES. IN ADDITION, SUCH PROJECTIONS ARE BASED UPON MANY ESTIMATES AND ARE
INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF MANAGEMENT OF CENDANT AND ITS AFFILIATES. ACCORDINGLY, ACTUAL RESULTS MAY BE MATERIALLY HIGHER OR LOWER THAN PROJECTED. THE INCLUSION OF SUCH PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS A REPRESENTATION BY CENDANT OR ITS AFFILIATES THAT THE PROJECTIONS WILL PROVE TO BE CORRECT.


MEDIA CONTACT:                              INVESTOR CONTACTS:
Elliot Bloom                                Sam Levenson
212-413-1832
212-413-1834

                                            Henry A. Diamond
                                            212-413-1920

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